Provident Financial Services, Inc. Announces Second Quarter Earnings and Declares Quarterly Cash Dividend

ISELIN, NJ, July 30, 2021 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $44.8 million, or $0.58 per basic and diluted share, for the three months ended June 30, 2021, compared to net income of $14.3 million, or $0.22 per basic and diluted share, for the three months ended June 30, 2020. For the six months ended June 30, 2021, the Company reported net income of $93.3 million, or $1.22 per basic and diluted share, compared to net income of $29.2 million, or $0.45 per basic and diluted share, for the same period last year.
Earnings for the three and six months ended June 30, 2021 were aided by improved economic conditions and resulting lower credit loss allowance requirements, and the additional earnings attributable to the addition of earning assets acquired in the July 31, 2020 merger with SB One Bancorp ("SB One"). For the three and six months ended June 30, 2021, the Company recorded negative provisions for credit losses on loans of $10.7 million and $25.7 million, respectively, compared with provisions of $10.9 million and $25.6 million for the respective 2020 periods.
Christopher Martin, Chairman and Chief Executive Officer commented: “Our second quarter results reflect record revenues and net interest income, including approximately $2.9 million in earnings associated with PPP loan forgiveness. We had strong growth in non-interest bearing deposits and our cost of deposits further improved. Despite strong loan originations, loan portfolio growth was negatively impacted by elevated loan repayments and PPP loan forgiveness, however our loan pipeline heading into the third quarter is very strong.” Martin added, “We are taking a disciplined approach in deploying excess liquidity in investments to augment our margin. Asset quality continued to improve and remaining COVID-related loan payment deferrals are negligible. Operating expenses are well controlled as we continue to look to invest in new technologies to enhance the customer experience.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.23 per common share payable on August 27, 2021, to stockholders of record as of the close of business on August 13, 2021.
Balance Sheet Summary
Total assets at June 30, 2021 were $13.22 billion, a $297.2 million increase from December 31, 2020. The increase in total assets was primarily due to a $415.9 million increase in total investments and a $177.8 million increase in cash and cash equivalents, partially offset by a $283.0 million decrease in total loans.
The Company’s loan portfolio decreased $283.0 million to $9.54 billion at June 30, 2021, from $9.82 billion at December 31, 2020, despite strong originations, as prepayments, including Paycheck Protection Program ("PPP") loan forgiveness, were elevated. For the six months ended June 30, 2021, loan funding, including advances on lines of credit, totaled $1.67 billion, compared with $2.04 billion for the same period in 2020. Originations under PPP programs totaled $208.7 million and $397.8 million for the six month periods ended June 30, 2021 and 2020, respectively. Total PPP loans outstanding decreased $163.8 million to $309.4 million at June 30, 2021, from $473.2 million at December 31, 2020. In addition to the net decrease in PPP loans, during the six months ended June 30, 2021, the Company experienced net decreases in consumer loans, multi-family loans, commercial loans, and residential mortgage loans of $144.1 million, $123.4 million, $49.5 million and $40.9 million, respectively, partially offset by net increases in construction loans and commercial mortgage loans of $123.9 million and $112.8 million, respectively. Commercial real estate, commercial and construction loans represented 83.2% of the loan portfolio at June 30, 2021, compared to 81.8% at December 31, 2020.
At June 30, 2021, the Company’s unfunded loan commitments totaled $2.16 billion, including commitments of $1.03 billion in commercial loans, $673.1 million in construction loans and $157.0 million in commercial mortgage loans. Unfunded loan commitments at December 31, 2020 and June 30, 2020 were $1.99 billion and $1.66 billion, respectively.

The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.70 billion at June 30, 2021, compared to $1.23 billion and $1.30 billion at December 31, 2020 and June 30, 2020, respectively.
Cash and cash equivalents were $710.2 million at June 30, 2021, a $177.8 million increase from December 31, 2020, largely due to net deposit inflows and loan repayments, primarily attributable to proceeds from the forgiveness of PPP loans and government stimulus programs.
Total investments were $2.03 billion at June 30, 2021, a $415.9 million increase from December 31, 2020. This increase was primarily due to purchases of mortgage-backed and municipal securities, partially offset by repayments of mortgage-backed securities, maturities and calls of certain municipal and agency bonds, and a decrease in unrealized gains on available for sale debt securities.
Total deposits increased $752.2 million during the six months ended June 30, 2021, to $10.59 billion. Total core deposits, consisting of all savings and demand deposit accounts, increased $1.00 billion to $9.75 billion at June 30, 2021, while total time deposits decreased $252.1 million to $842.1 million at June 30, 2021. The increase in core deposits was largely attributable to a $577.4 million increase in interest bearing demand deposits, as the Company shifted $450.0 million from Federal Home Loan Bank of New York ("FHLB") borrowings into lower-costing brokered demand deposits, a $189.0 million increase in non-interest bearing demand deposits, which partially benefited from deposits retained from activity associated with PPP loans and stimulus funding, a $167.6 million increase in money market deposits and a $70.2 million increase in savings deposits. The decrease in time deposits was primarily due to the outflow of brokered time deposits, combined with additional maturities of longer-term retail time deposits. Core deposits represented 92.0% of total deposits at June 30, 2021, compared to 88.9% at December 31, 2020.
Borrowed funds decreased $482.6 million during the six months ended June 30, 2021, to $693.3 million. The decrease in borrowings for the period was largely due to the maturity and replacement of FHLB borrowings with lower-costing brokered deposits. Borrowed funds represented 5.2% of total assets at June 30, 2021, a decrease from 9.1% at December 31, 2020.
Stockholders’ equity increased $57.8 million during the six months ended June 30, 2021, to $1.68 billion, primarily due to net income earned for the period, partially offset by dividends paid to stockholders, a decrease in unrealized gains on available for sale debt securities and common stock repurchases. For the six months ended June 30, 2021, common stock repurchases totaled 46,791 shares at an average cost of $21.56 per share, of which 44,078 shares, at an average cost of $21.81 per share, were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At June 30, 2021, approximately 4.1 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) at June 30, 2021 were $21.55 and $15.58, respectively, compared with $20.87 and $14.86, respectively, at December 31, 2020.
Results of Operations
Net Interest Income and Net Interest Margin
For the three months ended June 30, 2021, net interest income increased $21.1 million to $90.9 million, from $69.8 million for the three months ended June 30, 2020. Net interest income for the six months ended June 30, 2021 increased $39.1 million to $180.9 million, from $141.8 million for the same period in 2020. The increase in net interest income for both comparative periods was largely attributable to growth in average earning assets resulting from the net assets acquired from SB One and PPP loan originations. Both periods were also aided by favorable liability repricing and the inflow of lower-costing core deposits, as well as an increase in the accelerated recognition of fees related to the forgiveness of PPP loans in 2021. For the three and six months ended June 30, 2021, the accelerated accretion of fees related to the forgiveness of PPP loans totaled $2.9 million and $6.9 million, which are recognized in interest income, compared to $1.1 million for the three and six months ended June 30, 2020.
The Company’s net interest margin decreased six basis points to 2.99% for the quarter ended June 30, 2021, from 3.05% for the trailing quarter. The yield on average interest-earning assets and the net interest margin for the quarter ended June 30, 2021 were both negatively impacted by an increase in average interest earning deposits and a decrease in average loans outstanding, as well as a decrease in the weighted average yield on available for sale debt securities. Average loans outstanding were impacted by PPP loan forgiveness and elevated loan payoffs. The weighted average yield on interest-earning assets decreased ten basis points to 3.31% for the quarter ended June 30, 2021, compared to 3.41% for the quarter ended March 31, 2021. The weighted average cost of interest-bearing liabilities for the quarter ended June 30, 2021 decreased five basis points to 0.44%, compared to 0.49% for the trailing quarter. The average cost of interest bearing deposits for the quarter ended June 30, 2021 was 0.34%, compared to 0.39% for the quarter ended March 31, 2021. Average non-interest bearing demand deposits totaled $2.48 billion for the quarter ended June 30, 2021, compared with $2.38 billion for the quarter ended March 31, 2021. The average cost of all deposits, including non-interest bearing deposits, was 0.26% for the quarter ended June 30, 2021, compared with 0.30% for the trailing quarter. The average cost of borrowed funds for the quarter ended June 30, 2021 was 1.18%, compared to 1.12% for the trailing quarter.
The net interest margin increased five basis points to 2.99% for the quarter ended June 30, 2021, compared to 2.94% for the quarter ended June 30, 2020. The weighted average yield on interest-earning assets decreased 13 basis points to 3.31% for the quarter ended June 30, 2021, compared to 3.44% for the quarter ended June 30, 2020, while the weighted average cost of interest bearing liabilities decreased 24 basis points for the quarter ended June 30, 2021 to 0.44%, compared to the second quarter of 2020. The average cost of interest bearing deposits for the quarter ended June 30, 2021 was 0.34%, compared to 0.54% for the same period last year. Average non-interest bearing demand deposits totaled $2.48 billion for the quarter ended June 30, 2021, compared to $1.85 billion for the quarter ended June 30, 2020. The average cost of all deposits, including non-interest bearing deposits, was 0.26% for the quarter ended June 30, 2021, compared with 0.41% for the quarter ended June 30, 2020. The average cost of borrowed funds for the quarter ended June 30, 2021 was 1.18%, compared to 1.31% for the same period last year.
For the six months ended June 30, 2021, the net interest margin decreased four basis points to 3.02%, compared to 3.06% for the six months ended June 30, 2020. The weighted average yield on interest earning assets declined 31 basis points to 3.36% for the six months ended June 30, 2021, compared to 3.67% for the six months ended June 30, 2020, while the weighted average cost of interest bearing liabilities decreased 35 basis points to 0.46% for the six months ended June 30, 2021, compared to 0.81% for the same period last year. The average cost of interest bearing deposits decreased 30 basis points to 0.36% for the six months ended June 30, 2021, compared to 0.66% for the same period last year. Average non-interest bearing demand deposits totaled $2.43 billion for the six months ended June 30, 2021, compared with $1.67 billion for the six months ended June 30, 2020. The average cost of all deposits, including non-interest bearing deposits, was 0.28% for the six months ended June 30, 2021, compared with 0.51% for the six months ended June 30, 2020. The average cost of borrowings for the six months ended June 30, 2021 was 1.15%, compared to 1.55% for the same period last year.
Non-Interest Income
Non-interest income totaled $21.2 million for the quarter ended June 30, 2021, an increase of $6.8 million, compared to the same period in 2020. Fee income increased $3.6 million to $8.5 million for the three months ended June 30, 2021, compared to the same period in 2020, largely due to a $1.4 million increase in commercial loan prepayment fees, a $418,000 increase in deposit related fees, an $832,000 increase in debit card revenue and a $450,000 increase in non-deposit investment fee income. The increases in fee income are partially attributable to the addition of the SB One customer base, as well as a recovering economy compared to the initial severely negative impact COVID-19 had on consumer and business activity in the prior year. Insurance agency income, a new revenue opportunity for the Company resulting from the SB One acquisition, totaled $2.8 million for the three months ended June 30, 2021. Wealth management income increased $1.9 million to $7.9 million for the three months ended June 30, 2021, compared to the same period in 2020, primarily due to solid new business generation and increased market value of assets under management as a result of strong equity market performance, and an increase in the level of managed mutual funds. Partially offsetting these increases in non-interest income, other income decreased $1.1 million to $424,000 for the three months ended June 30, 2021, compared to the quarter ended June 30, 2020, primarily due to a $989,000 decrease in net fees on loan-level interest rate swap transactions. Additionally, income from Bank-owned life insurance ("BOLI") decreased

$336,000 to $1.5 million for the three months ended June 30, 2021, compared to the same period in 2020, primarily due to a decrease in benefit claims and lower equity valuations, partially offset by additional income related to the BOLI assets acquired from SB One.
For the six months ended June 30, 2021, non-interest income totaled $42.8 million, an increase of $11.4 million, compared to the same period in 2020. Insurance agency income for the six months ended June 30, 2021, totaled $5.6 million. Fee income increased $4.2 million, primarily due to a $1.6 million increase in commercial loan prepayment fees, a $1.3 million increase in deposit fees and debit card revenue, a $629,000 increase in late charges and other loan related fee income and a $346,000 increase in non-deposit investment fee income The increases in fee income are partially attributable to the addition of the SB One customer base, as well as a recovering economy compared to the initial severely negative effects that COVID-19 had on consumer and business activities in the prior year. Wealth management income increased $2.8 million to $15.0 million for the six months ended June 30, 2021, compared to the same period in 2020, primarily due to an increase in the market value of assets under management as a result of strong equity market performance and solid new business results, and an increase in the level of managed mutual funds. Also, BOLI income increased $1.4 million to $4.1 million for the six months ended June 30, 2021, compared to the same period in 2020, primarily due to an increase in benefit claims, additional income related to the BOLI assets acquired from SB One and higher equity valuations. Partially offsetting these increases, other income decreased $2.7 million to $2.2 million for the six months ended June 30, 2021, compared to $5.0 million for the same period in 2020, mainly due to a $2.9 million decrease in net fees on loan-level interest rate swap transactions.
Non-Interest Expense
For the three months ended June 30, 2021, non-interest expense totaled $62.7 million, an increase of $7.4 million, compared to the three months ended June 30, 2020. Compensation and benefits expense increased $5.7 million to $34.9 million for the three months ended June 30, 2021, compared to $29.2 million for the same period in 2020. The increase was principally due to increases in salary expense, the accrual for incentive compensation and employee medical benefits each associated with the addition of former SB One employees, as well as increases in mortgage commission expense and stock-based compensation. Net occupancy expenses increased $1.7 million to $7.9 million for the three months ended June 30, 2021, compared to the same period in 2020, primarily due to increases in rent, depreciation, utilities and maintenance expenses, which were principally related to the facilities acquired from SB One. Other operating expenses increased $1.5 million to $9.0 million for the three months ended June 30, 2021, compared to the same period in 2020, primarily due to a market valuation adjustment on foreclosed real estate, combined with increases in business development and debit card maintenance expenses, partially offset by non-recurring merger related expenses incurred in the prior year quarter. FDIC insurance increased $802,000 due to an increase in the insurance assessment rate and an increase in total assets subject to assessment, including assets acquired from SB One. Data processing expense increased $426,000 to $5.4 million for the three months ended June 30, 2021, compared with the same period in 2020, primarily due to increases in software subscription service expense and software maintenance expense. Also, the amortization of intangibles increased $207,000 for the three months ended June 30, 2021, compared with the same period in 2020, mainly due to increases in the amortization of the customer relationship and core-deposit intangibles associated with the acquisition of SB One. Partially offsetting these increases, credit loss expense for off-balance sheet credit exposures decreased $3.2 million to $2.1 million for the three months ended June 30, 2020, compared to same period in 2020. The decrease was primarily a function of an improved economic forecast resulting in a decline in projected loss factors, partially offset by an increase in the pipeline of loans that have been approved and awaiting closing.
Non-interest expense totaled $124.6 million for the six months ended June 30, 2021, an increase of $15.2 million, compared to $109.4 million for the six months ended June 30, 2020. Compensation and benefits expense increased $9.8 million to $70.2 million for the six months ended June 30, 2021, compared to $60.4 million for the six months ended June 30, 2020, primarily due increases in salary expense, the accrual for incentive compensation and employee medical benefits each associated with the addition of former SB One employees, as well as company-wide annual merit increases, partially offset by a decrease in severance expense, as well as increases in mortgage commissions and stock-based compensation. Net occupancy expense increased $4.8 million to $17.2 million for the six months ended June 30, 2021, compared to the same period in 2020, primarily due to increases in rent, depreciation, utilities and maintenance expenses related to the facilities acquired from SB One, along with an increase in snow removal costs incurred earlier in the year. FDIC insurance increased $2.6 million for the six months ended June 30, 2021, primarily due to an increase in the insurance assessment rate and an increase in total assets subject to assessment, including assets acquired from SB One, along with the receipt of the small bank assessment credit in the prior year that was not available in 2021. Other operating expenses increased $2.5 million to $19.1 million for the six months ended June 30, 2021, compared to the same period in 2020. The increase in other operating expense was largely due to a valuation adjustment on foreclosed assets and increases in debit card maintenance expense and insurance expense, as a result of the addition of SB One, partially offset by non-recurring merger related expenses incurred in the prior year. Partially offsetting these increases, credit loss expense for off-balance sheet credit exposures decreased $5.1 million to $1.2 million for the six months ended June 30, 2021. The decrease was primarily a function of an improved economic forecast resulting in a decline in projected loss factors, partially offset by an increase in the pipeline of loans that have been approved and awaiting closing.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.84% for the quarter ended June 30, 2021, compared to 1.86% for the same period in 2020. For the six months ended June 30, 2021, the Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.89%, compared to 1.99% for the same period in 2020. The improvement for both the three and six months ended June 30, 2021 was driven by the significant increase in average assets largely attributable to assets acquired from SB One. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 54.12% and 55.15% for the quarter and six months ended June 30, 2021, respectively, compared to 57.35% and 58.27% for the same respective periods in 2020.
Asset Quality
The Company’s total non-performing loans at June 30, 2021 were $80.1 million, or 0.84% of total loans, compared to $82.1 million, or 0.84% of total loans at March 31, 2021, and $87.1 million, or 0.89% of total loans at December 31, 2020. The $2.0 million decrease in non-performing loans at June 30, 2021, compared to the trailing quarter, consisted of a $4.0 million decrease in non-performing commercial loans, a $1.1 million decrease in non-performing consumer loans and a $922,000 decrease in non-performing residential loans, partially offset by a $2.6 million increase in non-performing commercial mortgage loans and a $1.6 million increase in non-performing construction loans. At June 30, 2021, impaired loans totaled $82.0 million with related specific reserves of $7.6 million, compared with impaired loans totaling $79.5 million with related specific reserves of $4.8 million at March 31, 2021. At December 31, 2020, impaired loans totaled $86.0 million with related specific reserves of $9.0 million.
Loans granted short-term COVID-19 related deferrals decreased from a peak level of $1.31 billion, or 16.8% of loans, to $7.3 million of loans as of July 16, 2021. This $7.3 million of loans, all of which are performing loans, consists of $300,000 in a second 90-day deferral period and $7.0 million in a third deferral period. Included in the $7.3 million of total loans in deferral, $3.9 million are secured by hotel properties, $2.1 million are secured by restaurants, $463,000 is secured by a special-purpose property, $431,000 are secured by retail properties, and $359,000 are secured by residential mortgages. Of the $6.9 million of commercial loans in deferral, all are under principal only deferral and are paying interest.

At June 30, 2021, the Company’s allowance for credit losses related to the loan portfolio was 0.85% of total loans, compared to 0.87% and 1.03% at March 31, 2021 and December 31, 2020, respectively. The Company recorded negative provisions for credit losses of $10.7 million and $25.7 million for the three and six months ended June 30, 2021, respectively, compared with provisions of $10.9 million and $25.6 million for the three and six months ended June 30, 2020, respectively. For the three and six months ended June 30, 2021, the Company had net recoveries of $6.1 million and $5.2 million, respectively, compared to net recoveries of $216,000 and net charge-offs of $2.8 million, respectively, for the same periods in 2020. The allowance for loan losses decreased $20.5 million to $81.0 million at June 30, 2021 from $101.5 million at December 31, 2020. The negative provision for credit losses for the three and six months ended June 30, 2021 was primarily the result of an improved economic forecast and the resultant favorable impact on expected credit losses, compared with a provision for credit losses for the prior year, which was based upon a weak economic forecast and a more uncertain outlook attributable to the COVID-19 pandemic. In addition, the significant recoveries realized in the second quarter of 2021 related to a previously a charged-off loan further contributed to the negative provision for credit losses in the current period.
At June 30, 2021 and December 31, 2020, the Company held foreclosed assets of $2.4 million and $4.5 million, respectively. During the six months ended June 30, 2021, there were two additions to foreclosed assets with an aggregate carrying value of $434,000, and six properties sold with a carrying value of $1.4 million and valuation charges of $1.1 million. Foreclosed assets at June 30, 2021 consisted primarily of commercial real estate. Total non-performing assets at June 30, 2021 decreased $9.2 million to $82.4 million, or 0.62% of total assets, from $91.6 million, or 0.71% of total assets at December 31, 2020.
Income Tax Expense
For the three months ended June 30, 2021, the Company’s income tax expense was $15.3 million with an effective tax rate of 25.4%, compared with income tax expense of $3.7 million with an effective tax rate of 20.6% for the three months ended June 30, 2020. The increases in tax expense and the effective tax rate for the three months ended June 30, 2021, compared with the same period last year were largely the result of an increase in the proportion of income derived from taxable sources.
For the six months ended June 30, 2021, the Company's income tax expense was $31.5 million with an effective tax rate of 25.2%, compared with $9.0 million with an effective tax rate of 23.5% for the six months ended June 30, 2020. The increases in tax expense and the effective tax rate for the six months ended June 30, 2021, compared with the same period last year were largely the result of an increase in the proportion of income derived from taxable sources.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania and Queens County, New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, SB One Insurance Agency, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, July 30, 2021 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2021. The call may be accessed by dialing 1-888-336-7149 (Domestic), 1-412-902-4175 (International) or 1-855-669-9657 (Canada). Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast.
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

In addition, the COVID-19 pandemic continues to have an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the pandemic on the Company's business, financial condition or results of operations. The extent of such impact will depend on future developments, which are highly uncertain, including when the pandemic will be controlled and abated, and the extent to which the economy can remain open. As the result of the pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to remain substantially open, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for credit losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our wealth management revenues may decline with continuing market turmoil; we may face the risk of a goodwill write-down due to stock price decline; and our cyber security risks are increased as the result of an increase in the number of employees working remotely.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not have any obligation to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Tangible book value per share, annualized return on average tangible equity, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
June 30, 2021 (Unaudited) and December 31, 2020
(Dollars in Thousands)

Assets	June 30, 2021	December 31, 2020

Cash and due from banks	$530,663	$404,355
Short-term investments	179,490	127,998
Total cash and cash equivalents	710,153	532,353

Available for sale debt securities, at fair value	1,556,613	1,105,489
Held to maturity debt securities, net (fair value of $454,241 at June 30, 2021 (unaudited) and $472,529 at December 31, 2020)	437,704	450,965
Equity securities, at fair value	1,094	971
Federal Home Loan Bank stock	37,415	59,489
Loans	9,539,862	9,822,890
Less allowance for credit losses	80,959	101,466
Net loans	9,458,903	9,721,424
Foreclosed assets, net	2,350	4,475
Banking premises and equipment, net	76,800	75,946
Accrued interest receivable	42,219	46,450
Intangible assets	464,490	466,212
Bank-owned life insurance	236,632	234,607
Other assets	192,582	221,360
Total assets	$13,216,955	$12,919,741

Liabilities and Stockholders' Equity

Deposits:
Demand deposits	$8,329,578	$7,395,508
Savings deposits	1,418,354	1,348,147
Certificates of deposit of $100,000 or more	421,179	717,216
Other time deposits	420,873	376,958
Total deposits	10,589,984	9,837,829
Mortgage escrow deposits	39,780	34,298
Borrowed funds	693,337	1,175,972
Subordinated debentures	25,211	25,135
Other liabilities	191,009	226,710
Total liabilities	11,539,321	11,299,944

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,012 shares issued and 77,841,528 shares outstanding at June 30, 2021 and 77,611,107 outstanding at December 31, 2020.	832	832
Additional paid-in capital	965,470	962,453
Retained earnings	775,235	718,090
Accumulated other comprehensive income	14,082	17,655
Treasury stock	(59,307)	(59,018)
Unallocated common stock held by the Employee Stock Ownership Plan	(18,678)	(20,215)
Common Stock acquired by the Directors' Deferred Fee Plan	(4,213)	(4,549)
Deferred Compensation - Directors' Deferred Fee Plan	4,213	4,549
Total stockholders' equity	1,677,634	1,619,797
Total liabilities and stockholders' equity	$13,216,955	$12,919,741

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three and Six Months Ended June 30, 2021 and 2020 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Interest income:
Real estate secured loans	$62,877	$49,297	$124,893	$103,738
Commercial loans	25,173	18,944	51,316	37,616
Consumer loans	3,412	3,547	6,904	7,719
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	5,722	6,279	11,334	13,348
Held to maturity debt securities	2,700	2,885	5,484	5,825
Deposits, federal funds sold and other short-term investments	660	585	1,144	1,460
Total interest income	100,544	81,537	201,075	169,706

Interest expense:
Deposits	6,782	7,641	14,199	18,599
Borrowed funds	2,553	4,068	5,362	9,258
Subordinated debt	304	—	609	—
Total interest expense	9,639	11,709	20,170	27,857
Net interest income	90,905	69,828	180,905	141,849
Provision for credit losses	(10,704)	10,900	(25,705)	25,617
Net interest income after provision for credit losses	101,609	58,928	206,610	116,232

Non-interest income:
Fees	8,467	4,914	15,659	11,443
Wealth management income	7,859	5,977	14,993	12,228
Insurance agency income	2,849	—	5,576	—
Bank-owned life insurance	1,523	1,859	4,090	2,646
Net gain on securities transactions	34	44	231	55
Other income	424	1,571	2,244	4,984
Total non-interest income	21,156	14,365	42,793	31,356

Non-interest expense:
Compensation and employee benefits	34,871	29,200	70,183	60,395
Net occupancy expense	7,907	6,166	17,208	12,369
Data processing expense	5,409	4,983	9,802	9,413
FDIC Insurance	1,570	768	3,340	768
Amortization of intangibles	918	711	1,890	1,455
Advertising and promotion expense	927	632	1,804	2,001
Credit loss expense for off-balance sheet credit exposures	2,050	5,289	1,175	6,289
Other operating expenses	9,046	7,518	19,149	16,684
Total non-interest expense	62,698	55,267	124,551	109,374
Income before income tax expense	60,067	18,026	124,852	38,214
Income tax expense	15,278	3,715	31,504	8,972
Net income	$44,789	14,311	$93,348	$29,242

Basic earnings per share	$0.58	$0.22	$1.22	$0.45
Average basic shares outstanding	76,643,546	64,315,547	76,580,364	64,350,790

Diluted earnings per share	$0.58	$0.22	$1.22	$0.45
Average diluted shares outstanding	76,753,442	64,400,548	76,667,471	64,428,854

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the		At or for the
	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Statement of Income
Net interest income	$90,905	$69,828	$180,905	$141,849
Provision for credit losses	(10,704)	10,900	(25,705)	25,617
Non-interest income	21,156	14,365	42,793	31,356
Non-interest expense	62,698	55,267	124,551	109,374
Income before income tax expense	60,067	18,026	124,852	38,214
Net income	44,789	14,311	93,348	29,242
Diluted earnings per share	$0.58	$0.22	$1.22	$0.45
Interest rate spread	2.87%	2.76%	2.90%	2.86%
Net interest margin	2.99%	2.94%	3.02%	3.06%

Profitability
Annualized return on average assets	1.36%	0.55%	1.43%	0.58%
Annualized return on average equity	10.77%	4.08%	11.38%	4.15%
Annualized return on average tangible equity (2)	14.92%	5.91%	15.85%	6.01%
Annualized non-interest expense to average assets (3)	1.84%	1.86%	1.89%	1.99%
Efficiency ratio (4)	54.12%	57.35%	55.15%	58.27%

Asset Quality
Non-accrual loans			$80,060	$35,467
90+ and still accruing			—	—
Non-performing loans			80,060	35,467
Foreclosed assets			2,350	3,272
Non-performing assets			82,410	38,739
Non-performing loans to total loans			0.84%	0.46%
Non-performing assets to total assets			0.62%	0.37%
Allowance for loan losses			$80,959	$86,259
Allowance for loan losses to total non-performing loans			101.12%	243.21%
Allowance for loan losses to total loans			0.85%	1.11%
Net loan (recoveries) charge-offs	$(6,068)	$(216)	$(5,194)	$2,786
Annualized net loan (recoveries) charge offs to average total loans	(0.25)%	(0.01)%	(0.11)%	0.07%

Average Balance Sheet Data
Assets	$13,227,853	$10,433,858	$13,131,545	$10,178,658
Loans, net	9,588,619	7,588,015	9,655,828	7,423,061
Earning assets	12,080,463	9,443,006	11,946,272	9,206,404
Core deposits	9,555,664	6,920,905	9,311,291	6,655,886
Borrowings	869,036	1,249,741	941,729	1,203,723
Interest-bearing liabilities	8,869,079	6,929,323	8,819,449	6,875,951
Stockholders' equity	1,668,525	1,409,324	1,653,449	1,415,536
Average yield on interest-earning assets	3.31%	3.44%	3.36%	3.67%
Average cost of interest-bearing liabilities	0.44%	0.68%	0.46%	0.81%

Loan Data
Mortgage loans:
Residential			$1,253,824	$1,125,946
Commercial			3,571,416	2,676,514
Multi-family			1,361,164	1,275,712
Construction			665,884	284,980
Total mortgage loans			6,852,288	5,363,152
Commercial loans			2,354,199	2,056,213
Consumer loans			348,485	361,653
Total gross loans			9,554,972	7,781,018
Premium on purchased loans			1,257	2,032
Unearned discounts			(6)	(26)
Net deferred			(16,361)	(16,632)
Total loans			$9,539,862	$7,766,392

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Book and Tangible Book Value per Share
		At June 30,		At December 31,
		2021	2020	2020
Total stockholders' equity		$1,677,634	$1,410,407	$1,619,797
Less: total intangible assets		464,490	435,578	466,212
Total tangible stockholders' equity		$1,213,144	$974,829	$1,153,585

Shares outstanding		77,841,528	65,741,182	77,611,107

Book value per share (total stockholders' equity/shares outstanding)		$21.55	$21.45	$20.87
Tangible book value per share (total tangible stockholders' equity/shares outstanding)		$15.58	$14.83	$14.86

(2) Annualized Return on Average Tangible Equity
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Total average stockholders' equity	$1,668,525	$1,409,324	$1,653,449	$1,415,536
Less: total average intangible assets	464,201	436,021	465,473	436,389
Total average tangible stockholders' equity	$1,204,324	$973,303	$1,187,976	$979,147

Net income	$44,789	$14,311	$93,348	$29,242

Annualized return on average tangible equity (net income/total average stockholders' equity)	14.92%	5.91%	15.85%	6.01%

(3) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Reported non-interest expense	$62,698	$55,267	$124,551	$109,374
Adjustments to non-interest expense:
Credit loss expense for off-balance sheet credit exposures	2,050	5,289	1,175	6,289
Merger-related transaction costs and COVID-19 expenses	—	1,691	—	2,161
Adjusted non-interest expense	$60,648	$48,287	$123,376	$100,924
Annualized adjusted non-interest expense	$243,258	$194,209	$248,797	$202,957

Average assets	$13,227,853	$10,433,858	$13,131,545	10,178,658

Annualized adjusted non-interest expense/average assets	1.84%	1.86%	1.89%	1.99%

(4) Efficiency Ratio Calculation
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net interest income	$90,905	$69,828	$180,905	$141,849
Non-interest income	21,156	14,365	42,793	31,356
Total income	$112,061	$84,193	$223,698	$173,205

Adjusted non-interest expense	$60,648	$48,287	$123,376	$100,924

Efficiency ratio (adjusted non-interest expense/income)	54.12%	57.35%	55.15%	58.27%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)

	June 30, 2021			March 31, 2021
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$431,857	$114	0.11%	$319,170	$85	0.11%
Federal funds sold and other short-term investments	173,701	546	1.26%	127,989	399	1.26%
Available for sale debt securities	1,401,284	5,122	1.46%	1,136,885	4,849	1.71%
Held to maturity debt securities, net (1)	438,079	2,700	2.47%	450,396	2,784	2.47%
Equity securities, at fair value	1,056	—	—%	979	—	—%
Federal Home Loan Bank stock	45,867	600	5.24%	51,437	763	5.93%
Net loans: (2)
Total mortgage loans	6,816,999	62,877	3.66%	6,808,066	62,016	3.64%
Total commercial loans	2,415,548	25,173	4.15%	2,512,563	26,143	4.20%
Total consumer loans	356,072	3,412	3.84%	403,154	3,492	3.51%
Total net loans	9,588,619	91,462	3.79%	9,723,783	91,651	3.78%
Total interest-earning assets	$12,080,463	$100,544	3.31%	$11,810,639	$100,531	3.41%

Non-Interest Earning Assets:
Cash and due from banks	145,082			183,425
Other assets	1,002,308			1,040,091
Total assets	$13,227,853			$13,034,155

Interest-Bearing Liabilities:
Demand deposits	$5,658,084	$5,103	0.36%	$5,314,461	$5,512	0.42%
Savings deposits	1,419,176	396	0.11%	1,371,376	407	0.12%
Time deposits	897,597	1,283	0.57%	1,043,052	1,498	0.58%
Total Deposits	7,974,857	6,782	0.34%	7,728,889	7,417	0.39%

Borrowed funds	869,036	2,553	1.18%	1,015,230	2,809	1.12%
Subordinated debentures	25,186	304	4.85%	25,149	305	4.91%
Total interest-bearing liabilities	8,869,079	9,639	0.44%	8,769,268	10,531	0.49%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,478,404			2,378,365
Other non-interest bearing liabilities	211,845			248,328
Total non-interest bearing liabilities	2,690,249			2,626,693
Total liabilities	11,559,328			11,395,961
Stockholders' equity	1,668,525			1,638,194
Total liabilities and stockholders' equity	$13,227,853			$13,034,155

Net interest income		$90,905			$90,000

Net interest rate spread			2.87%			2.92%
Net interest-earning assets	$3,211,384			$3,041,371

Net interest margin (3) (4)			2.99%			3.05%

Ratio of interest-earning assets to total interest-bearing liabilities	1.36x			1.35x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.
(4)	The previously reported average balances of the interest bearing cash and non-interest bearing cash for the three month period ended March 31, 2021 were recalculated. These recalculations resulted in the previously reported net interest margin changing from 3.10% to 3.05%.

The following table summarizes the quarterly net interest margin for the previous five quarters.

	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20
	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.
Interest-Earning Assets:
Securities	1.46%	1.87%	1.96%	2.12%	2.21%
Net loans	3.79%	3.78%	3.72%	3.71%	3.76%
Total interest-earning assets	3.31%	3.41%	3.40%	3.39%	3.44%

Interest-Bearing Liabilities:
Total deposits	0.34%	0.39%	0.41%	0.44%	0.54%
Total borrowings	1.18%	1.12%	1.16%	1.19%	1.31%
Total interest-bearing liabilities	0.44%	0.49%	0.53%	0.57%	0.68%

Interest rate spread	2.87%	2.92%	2.87%	2.82%	2.76%
Net interest margin	2.99%	3.05%	3.01%	2.97%	2.94%

Ratio of interest-earning assets to interest-bearing liabilities	1.36x	1.35x	1.35x	1.35x	1.36x

Note: The previously reported average balances of the interest bearing cash and non-interest bearing cash for the prior periods in the preceding table were recalculated. These recalculations resulted in the previously reported net interest margin changing from 3.10% to 3.05% for the quarter ended March 31,2021, from 3.04% to 3.01% for the quarter ended December 31, 2020, from 3.01% to 2.97% for the quarter ended September 30, 2020, and from 2.97% to 2.94% for the quarter ended June 30, 2020.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Dollars in Thousands) (Unaudited)

	June 30, 2021			June 30, 2020
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$375,799	$198	0.11%	$169,229	$368	0.44%
Federal funds sold and other short term investments	150,971	946	1.26%	119,206	1,093	1.84%
Available for sale debt securities	1,269,815	9,970	1.57%	987,461	11,522	2.33%
Held to maturity debt securities, net (1)	444,204	5,484	2.47%	446,712	5,825	2.61%
Equity securities, at fair value	1,018	—	—%	777	—	—%
Federal Home Loan Bank stock	48,637	1,364	5.61%	59,958	1,825	6.09%
Net loans: (2)
Total mortgage loans	6,812,557	124,893	3.65%	5,262,186	103,738	3.91%
Total commercial loans	2,463,788	51,316	4.17%	1,786,158	37,616	4.19%
Total consumer loans	379,483	6,904	3.67%	374,717	7,719	4.14%
Total net loans	9,655,828	183,113	3.79%	7,423,061	149,073	3.99%
Total interest-earning assets	$11,946,272	$201,075	3.36%	$9,206,404	$169,706	3.67%

Non-Interest Earning Assets:
Cash and due from banks	164,174			84,295
Other assets	1,021,099			887,959
Total assets	$13,131,545			$10,178,658

Interest-Bearing Liabilities:
Demand deposits	$5,487,222	$10,614	0.39%	$3,974,717	$12,556	0.64%
Savings deposits	1,395,408	803	0.12%	1,009,037	758	0.15%
Time deposits	969,922	2,782	0.58%	688,474	5,285	1.54%
Total deposits	7,852,552	14,199	0.36%	5,672,228	18,599	0.66%
Borrowed funds	941,729	5,362	1.15%	1,203,723	9,258	1.55%
Subordinated debentures	25,168	609	4.88%	—	—	—%
Total interest-bearing liabilities	$8,819,449	$20,170	0.46%	$6,875,951	$27,857	0.81%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,428,661			1,672,132
Other non-interest bearing liabilities	229,986			215,039
Total non-interest bearing liabilities	2,658,647			1,887,171
Total liabilities	11,478,096			8,763,122
Stockholders' equity	1,653,449			1,415,536
Total liabilities and stockholders' equity	$13,131,545			$10,178,658

Net interest income		$180,905			$141,849

Net interest rate spread			2.90%			2.86%
Net interest-earning assets	$3,126,823			$2,330,453

Net interest margin (3) (4)			3.02%			3.06%

Ratio of interest-earning assets to total interest-bearing liabilities	1.35x			1.34x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.
(4) The previously reported average balances of the interest bearing cash and non-interest bearing cash for the six month period ended June 30, 2020 were recalculated. These recalculations resulted in the previously reported net interest margin changing from 3.09% to 3.06%.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2019
Interest-Earning Assets:
Securities	1.57%	2.42%	2.84%
Net loans	3.79%	3.99%	4.57%
Total interest-earning assets	3.36%	3.67%	4.23%

Interest-Bearing Liabilities:
Total deposits	0.36%	0.66%	0.82%
Total borrowings	1.15%	1.55%	2.12%
Total interest-bearing liabilities	0.46%	0.81%	1.08%

Interest rate spread	2.90%	2.86%	3.15%
Net interest margin	3.02%	3.06%	3.40%

Ratio of interest-earning assets to interest-bearing liabilities	1.35x	1.34x	1.31x

Note: The previously reported average balances of the interest bearing cash and non-interest bearing cash for the prior periods in the preceding table were recalculated. These recalculations resulted in the previously reported net interest margin changing from 3.09% to 3.06% for the period ended June 30, 2020, and from 3.41% to 3.40% for the period ended June 30, 2019.